CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement of Capital Bank on Form S-4 (File No.______________) of our report dated February 27, 1998, (and September 29, 1998 as to Note 13) on our audit of the financial statements of Capital Bank as of December 31, 1997, and for the period from June 20, 1997 to December 31, 1997. We also consent to the references to our firm under the captions "Experts," "Selected Historical and Unaudited Pro Forma Combined Financial Data - Selected Financial Data of Capital Bank," "Conditions to Consummation of the Exchange," and "Accounting Treatment."




PRICEWATERHOUSECOOPERS LLP

Raleigh, North Carolina
October 16, 1998